Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2012, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Independence Realty Trust, Inc. We consent to the use of the aforementioned report in Post-Effective Amendment No. 2 to the Registration Statement and Prospectus of Independence Realty Trust, Inc., and to the use of our name as it appears in the Prospectus under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 9, 2012